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                                                                    EXHIBIT 4.1
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               Description of Specimen Common Stock Certificate

Face of Certificate:

     The front of the certificate contains the logo and the name of Vistana, Inc. (the "Corporation"), the Corporation's CUSIP number (92839P 10 8). The certificate indicates that it has been countersigned and registered by an authorized officer of First Union National Bank of North Carolina (Charlotte, North Carolina) as Transfer Agent and Registrar. The Certificate is signed by Raymond L. Gellein, Jr., Chairman of the Corporation, and Jeffery A. Adler, President of the Corporation. The Certificate contains the following language:

     This certifies that ________________ is the holder of _______________
     fully paid and non-assessable shares of Common Stock, par value $.01 per share, of Vistana, Inc. (hereinafter called the "Corporation"), transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar. Witness the facsimile signatures of the Corporation's duly authorized officers.

Reverse of Certificate:

     The reverse of the Certificate contains the name of the Corporation and standard stock transfer provisions.